Valassis Announces Results for the Fourth Quarter and Full-year Ended Dec. 31, 2010

Reports Annual Revenue Growth of 4% and Adjusted EBITDA* Growth of 21%

LIVONIA, Mich., Feb. 17, 2011 /PRNewswire/ -- Valassis (NYSE: VCI) today announced financial results for the fourth quarter and full-year ended Dec. 31, 2010. We reported quarterly revenues of $631.2 million, an increase of 4.3% from $605.0 million for the prior year quarter. Fourth-quarter net earnings were $24.8 million, an increase of 3.3% from $24.0 million for the prior year quarter. Diluted earnings per share (EPS) for the quarter was $0.47, a decrease of 2.1% from $0.48 for the prior year quarter. For the fourth quarter of 2010, adjusted EBITDA* was $81.5 million, an increase of 2.0% from $79.9 million for the prior year quarter.

Results for the fourth quarter of 2010, including adjusted EBITDA,* were negatively impacted by the Chapter 11 bankruptcy case filed on Jan. 26, 2011 by Ultimate Acquisition Partners, L.P. (parent company of Ultimate Electronics). As a result of this development, we recorded an additional $4.5 million bad debt expense in the fourth quarter of 2010.

Full-year 2010 revenues were $2,333.5 million, an increase of 4.0% from full-year 2009 revenues of $2,244.2 million.  Net earnings for full-year 2010 were $385.4 million, including debt repurchase costs of $14.7 million, net of tax, and News America litigation settlement proceeds, net of tax and related payments, of $301.4 million.  Without these one-time items, net earnings would have been $98.7 million,* an increase of 47.8% from the prior full-year 2009 net earnings of $66.8 million. Diluted EPS for full-year 2010 was $7.42, which includes the effect of debt repurchase costs of $0.28 and litigation settlement proceeds and related payments of $5.80.  Without these one-time items, diluted EPS would have been $1.90,* an increase of 39.7% from full-year 2009 diluted EPS of $1.36.  Full-year 2010 adjusted EBITDA* was $318.6 million, including the $4.5 million bad debt expense described above, an increase of 21.3% from full-year 2009 adjusted EBITDA* of $262.7 million.

"In 2010, we successfully executed our recession-based strategy to grow volume across our portfolio," said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. "As the economic environment recovers, we expect to see price improvement which should drive mid-single-digit revenue and double-digit EPS growth in 2011 and beyond."

Some additional highlights include:

  Selling, General and Administrative (SG&A) Costs: Fourth quarter 2010 SG&A costs were $95.8 million, which included $9.8 million in non-cash stock-based compensation expense, of which $6.9 million related to grants awarded by our Board of Directors in December 2010 that would typically be granted in January 2011. This compares to the prior year quarter SG&A costs of $91.4 million, which included $2.0 million in legal costs related to the litigation settlement.  SG&A costs for full-year 2010 were $371.3 million, an increase of 4.6% from $354.9 million for full-year 2009 due entirely to the increase in non-cash stock-based compensation expense.
  Capital Expenditures: Capital expenditures for the fourth-quarter and full-year 2010 were $10.2 million and $26.7 million, respectively.
  Liquidity:
    Debt refinancing: On Jan. 28, 2011, we completed the private placement of $260 million aggregate principal amount of unsecured 6 5/8% senior notes due 2021. We used the net proceeds from the offering to fund the purchase of approximately $206.3 million of our outstanding unsecured 8 1/4% senior notes due 2015 (the "2015 Notes") pursuant to a tender offer at a weighted average price of $1,044.10 per $1,000.00 principal amount plus accrued and unpaid interest. On Jan. 28, 2011, we issued a notice to redeem the remaining outstanding $35.9 million aggregate principal amount of our 2015 Notes on March 1, 2011 at $1,041.25 per $1,000.00 principal amount plus accrued and unpaid interest. This refinancing of our 2015 Notes will save us approximately $2.3 million in interest expense in 2011 and approximately $2.8 million per year thereafter until our 2015 Notes would have otherwise matured;
    We reduced total debt by $304.8 million during 2010, and we ended 2010 with net debt (total debt less cash) of $460.3 million, a decrease of 47.8% from year-end 2009.
    We ended the fourth quarter of 2010 with $245.9 million in cash.
  Stock Repurchases: We made no share repurchases in the fourth quarter of 2010 as our 2010 stock repurchases were limited by our senior secured credit facility to an aggregate amount of $58.4 million. During the first three quarters of 2010, we repurchased $58.2 million of our common shares. Although our full-year 2011 guidance does not give effect to any stock repurchases, we intend to spend the majority of our 2011 basket for stock repurchases under our stock repurchase program reinstated in May 2010. Our 2011 stock repurchases are limited by the agreements governing our indebtedness. As a result of these limitations, we currently do not intend on effecting any stock repurchases until after we file our 2010 Annual Report on Form 10-K. In addition, our credit agreement stock repurchase basket is calculated in part at 50% of 2010's net earnings. Based on our full-year 2010 net earnings, our basket available for stock repurchases is $192.7 million. The stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

Outlook

Based on our plan and outlook, we reiterate full-year 2011 guidance as follows:

  Full-year diluted earnings per share (EPS) of $2.76;
  A revenue increase from 2010 in the mid-single digits;
  Diluted cash EPS* of $3.71;
  Adjusted EBITDA* of approximately $355.0 million for 2011; and
  Capital expenditures of approximately $30 million.

Business Segment Discussion

  Shared Mail:  Revenues for the fourth quarter of 2010 were $341.9 million, an increase of 2.0% compared to the prior year quarter due to an increase in insert volumes. Full-year 2010 revenues were $1,307.2 million, an increase of 2.2% compared to full-year 2009.  Segment profit for the quarter was $45.3 million, an increase of 18.0% compared to the prior year quarter. Full-year 2010 segment profit was $156.8 million, an increase of 42.2% compared to full-year 2009.  The increase in segment profit for the fourth-quarter and full-year 2010 was due to the increase in insert volumes, newspaper alliances and package optimization efforts.
  Neighborhood Targeted:  Revenues for the fourth quarter of 2010 were $149.9 million, an increase of 6.2% compared to the prior year quarter. Full-year 2010 revenues were $479.9 million, an increase of 7.9% compared to full-year 2009. Segment profit for the quarter was $1.0 million, a decrease of 91.7% compared to the prior year quarter.  Full-year 2010 segment profit was $20.6 million, a decrease of 43.3% compared to full-year 2009.  Segment results for the fourth-quarter and full-year 2010 were negatively impacted by the aforementioned client bankruptcy, margin pressure associated with price and product mix and the impact of allocated non-cash stock-based compensation expense.
  Free-standing Inserts (FSI):  Revenues for the fourth quarter of 2010 were $86.3 million, an increase of 3.7% compared to the prior year quarter due primarily to an additional regular FSI publication and an additional custom cooperative publication. Full-year 2010 revenues were $367.6 million, an increase of 1.7% compared to the prior year.  Segment profit for the quarter was $0.3 million, a decrease of 91.7% compared to the prior year quarter due primarily to increased paper costs and lower average page counts associated with an additional FSI publication and the impact of non-cash stock-based compensation expense. Segment profit for the full-year 2010 was $24.9 million, an increase of 116.5% compared to the prior year due primarily to the increase in units and overall cost efficiencies.
  International, Digital Media & Services (IDMS):  Revenues for the fourth quarter of 2010 were $53.1 million, an increase of 16.4% compared to the prior year quarter. Full-year 2010 revenues were $178.8 million, an increase of 12.5% compared to the prior year. Segment profit for the quarter was $9.6 million, an increase of 23.1% compared to the prior year. Segment results for the fourth quarter were due primarily to growth in our In-Store and Digital businesses. Segment profit for full-year 2010 was $22.7 million, a decrease of 9.2% compared to the prior year due to investments in our digital business.

Segment Results Summary

	Quarter Ended Dec. 31,
Segment Revenues ($ in millions)	2010	2009	% Change
Shared Mail	$341.9	$335.1	2.0%
Neighborhood Targeted	$149.9	$141.1	6.2%
Free-standing Inserts	$86.3	$83.2	3.7%
International, Digital Media & Services	$53.1	$45.6	16.4%
Total Segment Revenues	$631.2	$605.0	4.3%

	Quarter Ended Dec. 31,
Segment Profit ($ in millions)	2010	2009	% Change
Shared Mail	$45.3	$38.4	18.0%
Neighborhood Targeted	$1.0	$12.1	-91.7%
Free-standing Inserts	$0.3	$3.6	-91.7%
International, Digital Media & Services	$9.6	$7.8	23.1%
Total Segment Profit	$56.2	$61.9	-9.2%

Conference Call Information

We will hold an investor call today to discuss our fourth-quarter and full-year 2010 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4392554). The call will be simulcast on our website at http://www.valassis.com and a telephonic replay of the call will be available through Feb. 27, 2011 at (800) 406-7325, pass code 4392554. This earnings release, webcast and a transcript of the conference call will be archived on our website under "Investor."

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on retirement of debt, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs and News America litigation settlement cash proceeds, net of related payments.  We define diluted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense and gain/loss on retirement of debt, net of tax, less capital expenditures and News America litigation settlement cash proceeds, net of tax and related payments, divided by weighted diluted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management's focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

  adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
  adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
  adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
  adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
  adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
  other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Full-year 2011 Adjusted EBITDA Guidance to Full-year 2011 Net Earnings Guidance(1):

Full-year 2011 Guidance ($ in millions)
Net Earnings	$146.5
plus: Interest expense, net	39.4
Income taxes	91.8
Depreciation and amortization	63.7
less: Other non-cash income	(3.4)
EBITDA	$338.0
plus: Stock-based compensation expense	17.0
Adjusted EBITDA	$355.0

(1) Due to the forward-looking nature of adjusted EBITDA, information necessary to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2011 Diluted Cash EPS Guidance to Full-year 2011 Diluted EPS Guidance:

Full-year 2011 Guidance
Net Earnings (in millions)	$146.5
Diluted EPS	$2.76
plus effect of:
Depreciation	0.95
Amortization	0.25
Stock-based compensation expense	0.32
less effect of:
Capital expenditures	(0.57)
Diluted Cash EPS	$3.71
Shares Outstanding (in thousands) (2)	53,100

(2) Shares outstanding for 2011 is based on an estimated 53.1 million in fully diluted shares and does not include the effect of any share repurchases, option exercises or changes in dilution caused by movement in the stock price.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities (dollars in thousands) Unaudited
		Three Months Ended
		December 31,
		2010	2009
Net Earnings - GAAP		$ 24,793	$ 23,992

plus:	Income taxes	19,947	18,273
	Interest expense, net	12,677	20,785
	Depreciation and amortization	15,527	15,823
less:	Other non-cash income, net	(1,205)	(1,147)
EBITDA		$ 71,739	$ 77,726

	Stock-based compensation expense	9,754	1,519
	Restructuring costs / severance	-	698
Adjusted EBITDA		$ 81,493	$ 79,943

	Income taxes	(19,947)	(18,273)
	Interest expense, net	(12,677)	(20,785)
	Restructuring costs, cash	-	(698)
	Changes in operating assets and liabilities	(7,750)	19,870

Cash Flows from Operating Activities		$ 41,119	$ 60,057

		Year Ended
		December 31,
		2010	2009
Net Earnings - GAAP		$ 385,405	$ 66,768

plus:	Income taxes	247,250	44,175
	Interest expense, net	64,251	86,495
	Loss (gain) on extinguishment of debt	23,873	(9,388)
	Depreciation and amortization	61,446	67,848
less:	Other non-cash income, net	(5,676)	(5,011)
EBITDA		$ 776,549	$ 250,887

	Stock-based compensation expense	32,125	7,091
	Restructuring costs / severance	-	4,718
	Litigation proceeds, net of related payments	(490,085)	-
Adjusted EBITDA		$ 318,589	$ 262,696

	Income taxes	(247,250)	(44,175)
	Interest expense, net	(64,251)	(86,495)
	Restructuring costs, cash	-	(4,718)
	Litigation proceeds, net of related payments	490,085	-
	Changes in operating assets and liabilities	(33,847)	70,105

Cash Flows from Operating Activities		$ 463,326	$ 197,413

Reconciliation of Full-year 2010 Net Earnings and EPS Before Unusual Items to Full-year 2010 Net Earnings and EPS:

	Net Earnings	Diluted EPS
As Reported	$385.4	$7.42
Litigation settlement proceeds, net (1)	(301.4)	(5.80)
Debt restructure costs, net (2)	14.7	0.28
Adjusted for Unusual Items	$98.7	$1.90

(1)On Feb. 4, 2010 we received a cash payment of $500.0 million as part of a litigation settlement.  Net earnings include litigation settlement proceeds of $301.4 million, after taxes of $188.7 million and other related payments of $9.9 million.

(2) Net earnings include $14.7 million, net of tax, in costs related to the repurchase of $297.8 million of our 8 1/4% Senior Notes due 2015.

Reconciliation of Full-year 2010 Diluted Cash EPS to Full-year 2010 Diluted EPS:

Full-year 2010
Net Earnings (in millions)	$385.4
Diluted EPS	$7.42
plus effect of:
Depreciation	0.94
Amortization	0.24
Stock-based compensation expense	0.62
Loss on debt retirement, net of tax	0.28
less effect of:
Capital expenditures	(0.51)
Litigation settlement proceeds, net of tax and related payments	(5.80)
Diluted Cash EPS	$3.19
Shares Outstanding (in thousands)	51,957

About Valassis

Valassis is one of the nation's leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America's Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients' promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets (dollars in thousands) Unaudited
Assets	Dec. 31,	Dec. 31,
	2010	2009

Current assets:

Cash and cash equivalents	$ 245,935	$ 129,846
Accounts receivable	459,952	428,836
Inventories	41,987	40,472
Prepaid expenses and other	38,657	49,624

Total current assets	786,531	648,778

Property, plant and equipment, at cost	520,592	499,775

Less accumulated depreciation	(345,025)	(301,874)

Net property, plant and equipment	175,567	197,901

Intangible assets, net	870,288	878,932

Other assets	13,272	18,411

Total assets	$ 1,845,658	$ 1,744,022

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets, Continued (dollars in thousands) Unaudited
Liabilities and Stockholders' Equity	Dec. 31,	Dec. 31,
	2010	2009

Current liabilities:

Current portion, long-term debt	$ 7,058	$ 6,197
Accounts payable and accruals	429,214	466,076
Progress billings	53,001	40,532

Total current liabilities	489,273	512,805

Long-term debt	699,169	1,004,875
Other liabilities	49,568	40,567
Deferred income taxes	78,764	87,914

Stockholders' equity:

Common stock	653	642
Additional paid-in capital	124,988	98,927
Retained earnings	908,136	522,731
Treasury stock	(508,192)	(520,170)
Accumulated other comprehensive income (loss)	3,299	(4,269)

Total stockholders' equity	528,884	97,861

Total liabilities and stockholders' equity	$ 1,845,658	$ 1,744,022

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data) Unaudited
	Quarter Ended
	Dec. 31,		%
	2010	2009	Change

Revenues	$ 631,154	$ 604,992	+ 4.3%

Costs and expenses:
Costs of products sold	475,942	448,547	+ 6.1%
Selling, general and administrative	95,843	91,386	+ 4.9%
Amortization	3,157	3,156	+ 0.0%

Total costs and expenses	574,942	543,089	+ 5.9%

Operating income	56,212	61,903	- 9.2%

Other expenses and income:
Interest expense	12,820	20,840	- 38.5%
Interest income	(143)	(55)	+ 160.0%
Other income	(1,205)	(1,147)	+ 5.1%
Total other expenses and income	11,472	19,638	- 41.6%

Earnings before income taxes	44,740	42,265	+ 5.9%

Income taxes	19,947	18,273	+ 9.2%

Net earnings	$ 24,793	$ 23,992	+ 3.3%

Net earnings per common share, diluted	$ 0.47	$ 0.48	- 2.1%

Weighted average shares outstanding, diluted	52,368	50,307	+ 4.1%

Supplementary Data
Amortization	$ 3,157	$ 3,156
Depreciation	12,370	12,667
Capital expenditures	10,231	5,599

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data) Unaudited
	Year Ended
	Dec. 31,		%
	2010	2009	Change

Revenues	$ 2,333,512	$ 2,244,248	+ 4.0%

Costs and expenses:
Costs of products sold	1,724,606	1,693,652	+ 1.8%
Selling, general and administrative	371,264	354,933	+ 4.6%
Amortization	12,624	12,624	0.0%

Total costs and expenses	2,108,494	2,061,209	+ 2.3%

Gain from litigation settlement	490,085	-	N/A

Operating income	715,103	183,039	+ 290.7%

Other expenses and income:
Interest expense	64,904	87,041	- 25.4%
Interest income	(653)	(546)	+ 19.6%
Loss (gain) on extinguishment of debt	23,873	(9,388)	N/A
Other income	(5,676)	(5,011)	+ 13.3%
Total other expenses and income	82,448	72,096	+ 14.4%

Earnings before income taxes	632,655	110,943	+ 470.3%

Income taxes	247,250	44,175	+ 459.7%

Net earnings	$ 385,405	$ 66,768	+ 477.2%

Net earnings per common share, diluted	$ 7.42	$ 1.36	+ 445.6%

Weighted average shares outstanding, diluted	51,957	49,270	+ 5.5%

Supplementary Data
Amortization	$ 12,624	$ 12,624
Depreciation	48,822	55,224
Capital expenditures	26,678	19,104

CONTACT:  Mary Broaddus, +1-734-591-7375, broaddusm@valassis.com